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                                   EXHIBIT 21
                    SUBSIDIARIES OF DECISIONONE CORPORATION


1.   Decision Data Investment Corporation, a Delaware Corporation

2.   DecisionOne Supplies, a Delaware Corporation

3.   Decision Data Computer International, S.A., incorporated in Switzerland.

4.   DecisionOne Corporation, incorporated in Ontario Canada

5.   Properties Holding Corporation, a Delaware Corporation.

6.   Properties Development Corporation, a Delaware Corporation

7.   IC Properties Corporation, a Delaware Corporation.